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INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
  GMAC Mortgage Corporation:


We have examined management's assertion about GMAC Mortgage Corporation's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1996 included in the accompanying management assertion and appendix. Management is responsible for the Company's compliance with those standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, except as noted in the following paragraph and in the appendix to management's assertion letter, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996, is fairly stated in all material respects.

In two of thirty-two selections made for collections testing, the Company did not satisfy its modification of the USAP minimum servicing standard for contacting delinquent mortgagors within the prescribed time frames.

/s/Deloitte & Touche LLP


February 28, 1997



Doloitte Touche
Tohmatsu
International